Malvern Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for the fund.*

The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the fund prior to the shareholder meeting.

Trustee                         For         Withheld      Percentage For
John J. Brennan         445,500,538       14,988,021               96.7%
Charles D. Ellis        442,998,082       17,490,477               96.2%
Emerson U. Fullwood     444,194,380       16,294,179               96.5%
Rajiv L. Gupta          444,168,809       16,319,751               96.5%
Amy Gutmann             444,489,142       15,999,417               96.5%
JoAnn Heffernan Heisen  444,561,575       15,926,985               96.5%
F. William McNabb III   445,668,800       14,819,759               96.8%
Andre F. Perold         443,799,981       16,688,579               96.4%
Alfred M. Rankin, Jr.   444,303,090       16,185,470               96.5%
Peter F. Volanakis      445,757,677       14,730,883               96.8%


*  Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                              For    Abstain     Against      Broker  Percentage
                                                           Non-Votes
Asset Allocation Fund
2a                    344,812,894  8,660,534   9,848,495   7,865,150       92.9%
2b                    343,403,915  9,778,471  10,139,538   7,865,149       92.5%
2c                    334,880,388  9,537,575  18,903,960   7,865,150       90.2%
2d                    339,994,172  9,906,377  13,421,374   7,865,150       91.6%
2e                    340,894,830  9,283,992  13,143,099   7,865,152       91.8%
2f                    342,546,865  9,137,957  11,637,103   7,865,149       92.3%
2g                    346,306,469  9,267,650   7,747,804   7,865,151       93.3%

Capital Value Fund
2a                     35,345,312    698,771   1,598,556   1,605,008       90.1%
2b                     34,520,863  1,068,274   2,053,504   1,605,006       88.0%
2c                     34,037,357    740,883   2,864,400   1,605,007       86.7%
2d                     34,215,583  1,073,456   2,353,600   1,605,008       87.2%
2e                     34,418,373    698,964   1,991,193   1,605,007       87.7%
2f                     34,819,716    831,729   1,991,193   1,605,009       88.7%
2g                     34,956,889  1,163,613   1,522,137   1,605,008       89.1%

U.S. Value Fund
2a                     42,710,065  1,308,164   1,628,369   4,407,241       85.3%
2b                     42,503,480  1,512,745   1,630,373   4,407,241       84.9%
2c                     41,968,489  1,302,496   2,375,613   4,407,241       83.8%
2d                     42,161,180  1,375,518   2,109,901   4,407,241       84.2%
2e                     42,083,026  1,319,028   2,244,545   4,407,241       84.1%
2f                     42,468,377  1,355,529   1,822,692   4,407,241       84.8%
2g                     43,051,056  1,175,768   1,419,773   4,407,243       86.0%